Exhibit 10.1

Revised 10/14/03

ALBANY MOLECULAR RESEARCH, INC.

AMENDED AND RESTATED

TECHNOLOGY DEVELOPMENT INCENTIVE PLAN

Section 1.  Purpose.  This Technology Development Incentive Plan (the “Plan”) is adopted as a performance incentive for employees of Albany Molecular Research, Inc. and its subsidiaries (the “Company”) to stimulate and encourage the development of novel and innovative technology.

Section 2.  Administration.  The Plan shall be administered by a committee (the “Administrator”) the members of which shall be the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and such employees of each of the Company’s major business divisions as shall be determined by the Board of Directors of the Company.  Action by the Administrator with respect to the Plan shall require the affirmative vote of a majority of all of the committee’s members and any disputes shall be resolved by the Chief Executive Officer.  All determinations made by the Administrator shall be final and binding upon all Participants.

Section 3. Participants.  Any employee of the Company shall be eligible to participate in the Plan (each a “Participant”).  Any Participant who is determined by the Administrator to be the inventor or co-inventor of Intellectual Property (as defined below) which directly results in licensing, royalty or milestone revenue recordable by the Company in accordance with generally accepted accounting principles shall be entitled to receive technology incentive compensation (“TIC”) in accordance with this Plan.  Contract revenue recorded by the Company resulting from research, manufacturing or other services performed by the Company shall not result in TIC. However, any licensing, royalty or milestone revenue generated as a result of Intellectual Property invented during the performance of any such services would result in TIC, calculated in accordance with Section 7 below.  Notwithstanding the existence of this Plan, the Company shall own all right, title and interest in any Intellectual Property developed by any Participant during such Participant’s employment with the Company as further described in the Employee Innovation, Proprietary Information and Post-Employment Activity Agreement.

For purposes of this Plan (a) “Intellectual Property” shall mean inventions, Patent Rights, copyrights, manufacturing processes, or related matter; and (b) “Patent Rights” shall mean all rights in inventions or discoveries covered by invention disclosures, patents, patent applications, patent extensions, certificates of invention and applications for certificates of invention, or other equivalent property rights in the U.S. or any other country, together with any originals, provisionals, divisionals, continuations or continuations-in-part which name an employee of the Company as either sole or joint inventor.

Section 4.  Project Initiation:

(a)           In order to be eligible for TIC, each project (a “Project”) under which Intellectual Property may be developed must be presented to the Company and the Administrator along with any record of invention.  All Invention Record submissions should contain a discussion of potential commercial utility and a brief description of a potential market for the technology.  Within 60 days of such presentation, the Company will make a determination whether the Company shall support the Project either with (i) significant resources (“Significant Support”) or (ii) through providing only laboratory space, chemicals, solvents and assistance in preparing and processing grant applications (“Limited Support”).

(b)           If the Company determines to provide Limited Support to a Project, the Project will automatically be classified as a Category 1 Project.  If, prior to any substantive progress being made on the Project, as determined by the Administrator, the Company elects to provide Significant Support to the Project, the Project would become a Category 3 Project.

(c)           If the Company initially determines to provide Significant Support to a Project, the Project will be classified as a Category 3 Project.  For any project for which significant support is being provided, but the Company then determines to provide only Limited Support to such Project, the Project will automatically revert to a Category 2 Project.

(d)           If the Company initially determines to provide significant support to a project, then fails to provide significant support in the two-year period following such classification, the Project will automatically revert to a Category 1 Project.

(e)           An update for each Project shall be presented to the Administrator by the Participants at least every six months.

Section 5.  Project Categories.  Each Project submitted to the Company shall be evaluated by the Administrator and the Administrator shall assign the Project to one of the following categories:

(a)   Category 1.  Category 1 Projects shall earn aggregate TIC for all Participants in such Project at a rate of 10%, and shall have the following characteristics, either:

(A)                   (i)             Employee(s) works on Project solely on his/her own time.

(ii)           The Company has indicated that it will provide only Limited Support for the Project; or

The Company initially determines to provide significant support to a project, then fails to provide significant support in the two-year period following such classification; or

The Company elects to provide significant support, but not until after substantial progress has been made as determined by the Administrator; or

(B)   Licensing, royalty or milestone revenue arises out of a customer contract in which one or more employees is named inventor or co-inventor on a customer-owned patent.

(b)   Category 2.  Category 2 Projects shall earn aggregate TIC for all Participants in such Project at a rate of 5%, and shall have the following characteristics,

(i)            Employee(s) work on the Project soley on his/her own time.

With the approval of the Company’s senior management, the relevant Participant(s) may work on the Project on Company time.

(ii)           The Company initially provides Significant Support but then elects to provide only Limited Support to the Project.

(c)   Category 3:  Category 3 Projects shall earn aggregate TIC for all Participants in such Project at a rate of 2% and shall have the following characteristics, either:

(A)                  Employee(s) identifies novel technology for which the Company provides Significant Support.  With the approval of the Company’s senior management, the applicable Participants may work on the project on Company time; or

(B)                   After initially declining to provide Significant Support to the Project, but prior to any substantive progress, as determined by the Administrator, made on the project, the Company elects to provide Significant Support; or

(C)                   Novel technology is identified through any of the following processes initiated by the approval of the Company’s customer or the Company’s senior management:

(i)          Specified internal project;

(ii)         Employee “brainstorming” session; or

(iii)        Request to perform work.

With the approval of the Company’s senior management, the relevant Participant(s) may work on the Project on Company time; or

(D)                   Novel Technology developed as a result of internal research and development performed by an employee(s) during normal business hours in the ordinary course of their normal job responsibilities.

Section 6.  Allocation.  The Participant(s) involved in identifying and developing the Intellectual Property with respect to any Project will propose, in consultation when necessary with the Company’s lead patent attorney, an allocation of aggregate TIC earned in respect of the Project among the co-inventors based on their relative contributions towards identifying and proving the feasibility of the Project.  In cases where agreement cannot be obtained, the Administrator will make a final determination of the allocation of aggregate TIC, which determination shall be final and binding.  The Administrator in its sole discretion may, but shall not be required to, consult with the Company’s patent counsel in making such determination.

Section 7.  Determination of Technology Incentive Compensation.  TIC for each Project will be determined on a quarterly basis by multiplying (x) the applicable TIC rate for the Project as determined pursuant to Section 5 by (y) the amount of licensing, royalty or milestone revenue received by the Company resulting solely or directly from Intellectual Property developed under the Project, reduced by any and all costs (excluding TIC) incurred by the Company that directly relate to the development or continued support of the technology including, without limitation, direct compensation expense, direct costs of materials (included in materials is any specialty equipment or asset or glassware that can only be utilized by the Company for the technology developed, limited to a period of two years subsequent to last use), direct allocated overhead, other expenses such as legal costs and direct management support.  The TIC for any Project as so determined shall be allocated among Participants as determined in accordance with Section 6.

Section 8.  Effective Date.  The Plan shall become effective on November 16, 2000.  The Administrator will review each Project in process and determine if substantive work has been initiated.  A determination will be made by the Administrator for each Project whether to grandfather that Project under the original Technology Development Incentive Plan which determination shall be final and binding on the Participant(s).

Section 9.  No Assignments.  A Participant’s rights, if any, in any TIC payable under the Plan may not be assigned or transferred except by will or by the laws of descent and distribution, and are not subject to attachment, garnishment, judicial order, execution or other creditors• processes.  The rights and obligations of the Company under the Plan may be assigned by the Company to a successor to substantially all or any part of its business and thereupon the Company will be relieved of any obligation it may have hereunder.  All references to the Company herein shall, unless otherwise indicated, be construed to include a successor to all or any part of the Company business.

Section 10.  Integration.  This Plan supersedes all prior plans, agreements, arrangements and understandings relating to the subject matter hereof, including, without limitation, the Company’s predecessor Technology Incentive Plan.  However, this plan does not adversely affect the rights of any Participant currently entitled to TIC under the predecessor Plan.

Section 11.  Amendments and Termination.  The Board of Directors of the Company may, at any time, amend or discontinue the Plan, but no such amendment or termination shall adversely affect the rights of any Participant to TIC relating to Intellectual Property invented or discovered prior to any such amendment or termination.

Section 12.  General.

(a)         The place and administration of the Plan shall be conclusively deemed to be within the State of Delaware and the validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder shall be governed by, and determined exclusively and solely in accordance with, the laws of the State of Delaware.

(b)           Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company and any Participant or any of its other employees or a security interest of any kind in any property of the Company in favor of any Participant or any other person.